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Exhibit 4.1
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                CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       of the

                              SERIES A PREFERRED STOCK

                                         of

                           TRIANGLE PHARMACEUTICALS, INC.

                          (Pursuant to Section 151 of the
                         Delaware General Corporation Law)

                         __________________________________


          Triangle Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly held on December 16, 1998:

          "RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Corporation's Second Restated Certificate of Incorporation, the Board of Directors hereby creates a series of the Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

          Series A Preferred Stock:

          1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be One Hundred Seventy Thousand (170,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors.

          2. DIVIDEND RIGHTS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders ("Holders") of Series A Preferred Stock that remain outstanding after June 15, 1999, shall be entitled to receive, upon conversion of such shares or, if earlier, upon (i) the closing of a merger, consolidation or other transaction described in Section 3.e. below or (ii) the occurrence of a liquidation, dissolution or winding up described in Section 5 below, dividends at a rate of $5.00 per share of Series A Preferred Stock per annum. Such dividends shall be non-cumulative and shall be payable, at the discretion of the Corporation, in cash or shares of the Corporation's Common Stock, par value $0.001 per share (the "Common Stock"). Any shares of Common Stock issued by the Corporation in payment of

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the dividend will be valued based on the average closing bid price of the
Common Stock on the market that the Board of Directors of the Corporation determines is the primary trading market for the Common Stock for the ten trading days ending three trading days prior to the date such dividend is paid.

          3.   CONVERSION.

               a. AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically convert into ten (10) shares of Common Stock of the Corporation (the "Conversion Rate") upon the earlier of (i) the date the stockholders of the Corporation (not including any votes cast by the Holders) first approve the terms of the issuance and sale of the Series A Preferred Stock or (ii) the first anniversary of the date upon which such share was issued.

               b. ADJUSTMENTS TO CONVERSION RATE FOR STOCK DIVIDENDS, DISTRIBUTIONS, COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that the Corporation, at any time after the date upon which any shares of Series A Preferred Stock were first issued, shall declare or pay, without consideration, any dividend or other distribution on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend or other distribution in Common Stock or in any securities or rights to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate for the Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend or other distribution payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               c. ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, securities or assets, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection 3.b. above or a merger, consolidation or disposition of assets provided for in subsection 3.e. below), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, and provision shall be made to ensure that each of the Holders will thereafter have the right to acquire and receive, in lieu of the number of shares of Common Stock which the Holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock, securities or assets equivalent to the number of shares of Common Stock that would have been subject to receipt by the Holders upon conversion of the Series A Preferred Stock immediately before that change.

               d. DIVIDENDS AND DISTRIBUTIONS. In the event that the Corporation, at any time after the date upon which any shares of Series A Preferred Stock were first issued, shall pay


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any dividend or make any other distribution to holders of its Common Stock of any cash, evidence of indebtedness or other property (including any rights or warrants to purchase any securities of the Corporation) of any nature whatsoever (other than a dividend or other distribution provided for in subsection 3.b. above, a reclassification or reorganization provided for in subsection 3.c. above or a merger, consolidation or disposition of assets provided for in subsection 3.e. below), the Corporation shall at the same time pay or distribute to the Holders the cash, evidence of indebtedness or other property the Holders would have been entitled to receive if the shares of Series A Preferred Stock held by such Holders had been converted into Common Stock immediately prior to the record date for such dividend or distribution.

               e. MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS. If the Corporation shall merge, consolidate or effect a share exchange with another entity, or shall sell, transfer or otherwise dispose of all or substantially all of its assets to another entity and pursuant to the terms of such merger, consolidation, share exchange or disposition of assets, cash, shares of common stock or other securities of the successor or acquiring entity, or property of any nature is to be received by or distributed to the holders of Common Stock of the Corporation, then the Holders shall be entitled to receive in respect of the Common Stock issuable upon conversion of this Series A Preferred Stock, the amount of cash, shares of common stock, other securities or other property that such Holders would have been entitled to receive if such Holders had converted this Series A Preferred Stock in full immediately prior to the occurrence of such merger, consolidation, share exchange or disposition of assets. In the case of any such merger, consolidation, share exchange or disposition of assets, the successor or acquiring entity (and any affiliate thereof issuing securities) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Series A Preferred Stock to be performed and observed by the Corporation and all of the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board and reasonably acceptable to the Holders of a majority of the outstanding shares of Series A Preferred Stock) in order to provide for adjustments of the Series A Preferred Stock issuable upon conversion of this Series A Preferred Stock that shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3. The foregoing provisions shall similarly apply to successive mergers, consolidations, share exchanges and dispositions of assets.

               f. OTHER ACTION AFFECTING COMMON STOCK. If at any time or from time to time the Corporation shall take any action affecting its Common Stock, other than any action described in this Section 3, then, unless such action will not have an adverse effect upon the Holders' rights, the number of shares of Common Stock issuable upon conversion of this Series A Preferred Stock shall be adjusted in such manner and at such time as the Board shall in good faith determine (such determination to be reasonably acceptable to the Holders of a majority of the then outstanding shares of Series A Preferred Stock) to be equitable in the circumstances.

               g. NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the Corporation shall pay cash in an amount equal to the value of the fractional share of Common Stock to which any Holder would otherwise be entitled. Whether or not fractional shares are issuable upon such conversion for any Holder shall be determined on the basis of the total number of shares of Series A Preferred Stock held by such Holder that are at the time being converted into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.


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               h.   NOTICE OF CERTAIN CORPORATE ACTION.  If the Corporation
shall propose:

                    (i) to pay any dividend to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock;

                    (ii) to offer to the holders of its Common Stock rights to subscribe for or to purchase any additional shares of Common Stock or any options or Securities convertible into or exercisable for Common Stock;

                    (iii) to effect any reorganization or reclassification of its Common Stock;

                    (iv) to effect any consolidation, merger or share exchange or any sale, transfer or other disposition of all or substantially all of its assets; or

                    (v) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall give to the Holders a notice of such proposed action, which shall specify the date on which such dividend, distribution or rights offer, reclassification, issuance, reorganization, consolidation, merger, share exchange, sale, transfer, disposition, liquidation, dissolution or winding up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock, and the number of shares of Common Stock that are issuable upon conversion of shares of Series A Preferred Stock after giving effect to any adjustment that will be required as a result of such action. Such notice shall be so given no less than ten (10) calendar days prior to the date of the taking of such proposed action. The Corporation shall also provide to the Holders copies of all materials it gives to the holders of Common Stock in connection with any solicitation of votes or consents at the same time it gives such materials pursuant to this subsection 3.h. to the holders of Common Stock. Except as required by law, failure to give any such notice, or provide copies of such materials, or any defect therein, shall not affect the validity of the proceedings, actions or events taken in connection therewith, including but not limited to any of the actions described in clauses (i) through (v) hereof.

               i. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders under this Section 3 against impairment.

          4. COVENANTS. The Corporation shall not, without the affirmative consent or approval of the Holders of the majority of the outstanding shares of Series A Preferred Stock:

               a. in any manner authorize, issue or sell any shares of Series A Preferred Stock other than in connection with the transactions approved by the Board of Directors of the Corporation on December 16, 1998;

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               b.   amend, repeal or modify any provision of this Certificate
of Designations (including reclassifying, canceling or in any manner altering or changing the terms, designations, powers, preferences or relative, optional or other special rights, or qualifications, limitations or restrictions applicable thereto, of the Series A Preferred Stock); or

               c. redeem any shares of Common Stock, unless (i) such offer to redeem such shares is also made to the Holders or (ii) such offer is to redeem shares of Common Stock issued to employees, consultants, officers or directors of the Corporation and for which the Corporation has a repurchase right upon cessation of service.

          5. LIQUIDATION. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the Holders shall be entitled to receive, on an as-converted to Common Stock basis based on the Conversion Rate at the time in effect for the Series A Preferred Stock as set forth in Section 3 above, with the holders of Common Stock, a pro rata share of the assets of the Corporation legally available for distribution.

          6. REDEMPTION. The Holders shall have no right to demand that the Corporation redeem their shares of Series A Preferred Stock.

          7.   VOTING RIGHTS.

               a. Each holder of shares of Series A Preferred Stock shall be entitled to the right to the number of votes equal to the number obtained by dividing $100.00 by the closing bid price of the Common Stock on the Nasdaq National Market on the date on which the Series A Preferred Stock is issued, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

               b. Except as otherwise provided herein or by law, the Holders and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               c. Except as required by law or this Certificate of Designations, Holders shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action."


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          IN WITNESS WHEREOF,  this Certificate of Designations, Preferences and Rights of the Series A Preferred Stock is executed on behalf of the Corporation by its Vice President, Business Development and Secretary this 22nd day of December, 1998.


                              TRIANGLE PHARMACEUTICALS, INC.


                              By:  /s/ Chris A. Rallis
                                   -----------------------------------------
                                   Chris A. Rallis,
                                   Vice President, Business Development and
                                   Secretary

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